UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2016

EQUITY LIFESTYLE PROPERTIES, INC.
(Exact name of registrant as specified in its charter)

Maryland	1-11718	36-3857664
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification Number)
Two North Riverside Plaza, Chicago, Illinois		60606
(Address of principal executive offices)		(Zip Code)

(312) 279-1400
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement material pursuant to Rule 14a14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement material pursuant to Rule 13e-4(c) under the Exchange Act (17 CFE 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Compensatory Arrangements of Certain Officers.

2016 Executive Bonus Plan:

On February 12, 2016, the Compensation, Nominating and Corporate Governance Committee (the “Compensation Committee”) of the Board of Directors of Equity LifeStyle Properties, Inc. (referred to herein as “we,” “us,” and “our”) approved the Executive Bonus Plan for 2016 (the “Plan”). Under the Plan, each executive officer has an annual bonus potential that is based on our achieving certain performance targets.

The total bonus potential under the Plan for each executive officer is as follows:

Name	Title	Bonus Potential
Marguerite Nader	President and Chief Executive Officer	200% of annual salary
Paul Seavey	Executive Vice President, Chief Financial Officer and Treasurer	150% of annual salary
Patrick Waite	Executive Vice President and Chief Operating Officer	150% of annual salary
Roger Maynard	Executive Vice President - Asset Management	150% of annual salary

Under the Plan, payment of 75% of the bonus potential is contingent upon our achieving certain operational targets, including goals related to core community base rental income, core resort base rental income, membership dues revenues, core net operating income, and working capital. The Compensation Committee will have discretion at the end of 2016 to determine an appropriate award based on an evaluation of each of the target areas. Payment of the remaining 25% of the bonus potential is at discretion of the Compensation Committee based on its assessment of various strategic initiatives established for the executive officer team, as a whole. In addition, if we exceed by specified amounts certain operational targets relating to core community base rental income and core resort base rental income, the total bonus potential may be increased by up to an additional $145,200, which would be shared pro-rata by the eligible executives.

Bonus payments will be made in cash and will be paid subsequent to the year ended December 31, 2016 after finalization of our results of operations and upon review and approval by the Compensation Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.
EQUITY LIFESTYLE PROPERTIES, INC.

By:/s/ Paul Seavey
Paul Seavey
Executive Vice President, Chief Financial Officer and Treasurer

Date: February 16, 2016